Exhibit 99
May 4, 2026

Summary Points:
•Q1 revenue of $7.3 billion grew 2% year-over-year, with profitability exceeding our estimates for the quarter; we are reaffirming our full-year outlook of $30 billion in revenue and $3.8 billion in adj. EBITDA1.
•DTC revenue1 grew 11% year-over-year to $2.4 billion, led by 17% growth at Paramount+, which added 0.7 million subscribers (+1.9 million, excluding the exit of international hard bundle subscribers); DTC adj. EBITDA improved to $251 million (10% margin); we continue to expect accelerating DTC revenue and profit in 2026.
•Our content slate is delivering: Landman is now Paramount+’s most-watched series ever; The Madison is Taylor Sheridan's strongest and most female-skewing series debut to date with 12.5 million global viewers in its first month; Marshals has reached over 18.5 million global viewers; and Scream 7 is the highest-grossing installment in the franchise's 30-year history.
•CBS holds 13 of the top 20 primetime series, including all four of the top new series, Marshals, Sheriff Country, CIA and Boston Blue—an achievement no broadcast network has delivered since the early 1990s.
•We are converging our streaming tech stack—on track for a mid-year launch—to deliver a more personalized, unified experience and enable continuous improvement across discovery and monetization.
•We remain on track to deliver $3 billion-plus in efficiencies through 2027, with more than $2.5 billion in run-rate efficiencies expected by the end of 2026; TV Media adj. EBITDA1 grew 11% to $1.1 billion (29% margin) in Q1 as cost discipline more than offset revenue headwinds.
•We have made significant progress toward closing our acquisition of Warner Bros. Discovery by end of Q3'26, including the syndication of a portion of the new equity to strategic investors, securing $10 billion in debt financing, syndicating the remaining $49 billion in bridge financing to 18 global financial institutions, advancing regulatory approvals, and the April 23 approval by WBD shareholders.

1 Non-GAAP measures are detailed in the Supplemental Disclosures at the end of this letter.

Fellow shareholders,

It’s been a busy and productive start to the year with momentum across our Direct-to-Consumer, Studios, and TV Media segments driving strong Q1 results. We are pleased with the trajectory of our business as we continue to invest in key areas of growth, drive greater efficiency across the enterprise and position the company for long-term success. From day one, we set a clear objective: to transform Paramount by investing in high-quality storytelling and technology, while pursuing opportunities that will define the next era of entertainment. And we are making meaningful progress—driving strong financial results while simultaneously managing an industry-shifting transaction.

Across our three segments, Direct-to-Consumer, Studios, and TV Media, the picture is one of deliberate execution—investing in growth where the opportunity is largest and managing for margin where structural headwinds persist.

Direct-to-Consumer
On the direct-to-consumer side, we’ve had a strong start to the year, led by the second season finale of Landman and the debut of The Madison and Marshals. Landman is now the most-watched series in Paramount+ history, while The Madison delivered Taylor Sheridan’s strongest and most female-skewing series debut to date on streaming, with 12.5 million viewers globally in its first month on the service. Both hit series have been renewed for subsequent seasons. Marshals has also been a standout —premiering on CBS and launching on Paramount+ the next day, it has now reached over 18.5 million viewers globally to date, including nearly 5 million internationally. Our local originals are also gaining meaningful traction: Italia Shore Season 3 (Italy) and Canada Shore (Canada), both of which are now the platform’s top-performing reality series of all time in their respective countries.

Since August, our Direct-to-Consumer team has greenlit more than 20 new and returning series across scripted, unscripted and animation—broadening both the depth of our slate and the audiences we reach. We’ve also made meaningful progress on platform consolidation, including the successful transition of BET+ content onto Paramount+ ahead of the full service integration expected in early summer. This next step expands the reach of the stories we champion, the creators we support and the culture we represent, bringing more than 1,000 hours of iconic series, films and originals to audiences in one unified experience.

In sports, Q1 included joint CBS simulcasts of three NFL playoff games, UFC, UEFA Champions League, Europa League, and Conference League matches, and college basketball. In total, Paramount+ subscribers have access to ~14,000 hours of sports content this year.

We are especially encouraged by the strong momentum with our exclusive offering of UFC. We continue to refine how we deliver a premium experience to consumers, including airing portions of two UFC events on CBS. To date, over 10 million households have watched more than 100 million hours of UFC programming on our service—delivering viewership more than 15x the average pay-per-view event over the past two years. Notably, new UFC subscribers are 15 years younger than the average Paramount+ viewer—and they’re engaging with the service beyond just UFC, taking full advantage of our broader offering of films and series like South Park.

In January, we implemented price increases across our Essential and Premium tiers in the U.S., Canada, Australia and Latin America—the first such adjustment since August 2024. The results so far are in-line with our expectations, allowing us to continue reinvesting in the business. Through the quarter, subscribers increased by 0.7 million, with strong underlying growth partially offset by exiting over 1 million hard bundle subscribers.

To further accelerate our DTC business, we are modernizing our consumer-facing technology to create more dynamic, personalized, and connected experiences. The convergence of our streaming tech stack —on track for launch mid-year—will enable continuous optimization across discovery, personalization, and monetization. Across our streaming products, we are already seeing early momentum through new features like enhanced mobile experiences and short-form video clips, designed to deepen engagement and increase frequency.

As part of this evolution, this summer, Pluto TV will experience its most significant update in a decade, built on the Paramount+ platform, marking a major step forward in personalization and user experience and reinforcing our position as a player across both free and premium streaming. We’re also expanding registration and first-party identity on Pluto to provide a better user experience and ad signal. In the U.S., 65% of Pluto viewing minutes now come from registered users—up nearly 60% year-over-year—and we expect that share to continue rising as we evolve the product experience. We will also continue to drive VOD viewership on the platform—which we believe presents a better overall consumer experience and is more valuable for advertisers given the intent associated with VOD—with VOD TV hours per user up 60% following recent updates.
To further support Pluto TV, we are sharpening our content strategy, building a virtuous cycle in which great programming attracts more viewers, and a better product experience keeps them engaged longer. This approach is already showing results, with strong performance from recently added fan-favorite titles. We see particular strength in nostalgia-driven programming, which is resonating with existing fans while introducing these franchises to a new generation.

Studios
On the theatrical side, we continue to expand our roster of talent, both in front of and behind the camera, to bring more compelling stories to audiences worldwide. In less than nine months, we have nearly doubled our slate, growing from eight films in 2025 to 15 in 2026 and are busy ramping our slate for profitable growth in 2027, 2028 and beyond. One early highlight is Scream 7, co-produced with Spyglass Media Group, which was the highest-grossing installment in the iconic franchise’s 30-year history, surpassing $200 million globally.

Our upcoming film slate includes a broad mix of franchise offerings, originals, animated titles, horror, dramas, R-rated comedies and more. On May 8, Billie Eilish—Hit Me Hard and Soft: The Tour (Live in 3D), directed by James Cameron and Billie Eilish, debuts in theaters, followed over Memorial Day weekend by the supernatural thriller Passenger, and two weeks later, Scary Movie, part of our first-look deal with Miramax. Then on June 26, jackass: best and last, the fifth and final installment in the franchise, arrives in theaters, with additional film releases to follow throughout the year. At the same time, our creative team is hard at work reinvigorating key franchises while investing in original storytelling.

We are equally focused on ensuring these stories reach a broad, global audience. Last month at CinemaCon, the annual gathering for theatrical exhibition, we gave theater owners our commitment to release a minimum of 30 films annually across Paramount and Warner Bros., with every film receiving a full theatrical release and a minimum 45-day window, effective immediately.

This commitment not only supports a healthy entertainment industry and protects the theatrical experience for consumers, but will support our long-term growth, an important pipeline for engagement and monetization across our platform including licensing and streaming.

At the same time, Paramount Television Studios (PTVS) and CBS Studios continue to be sought-after partners across the industry. In addition to the slate produced for Paramount+, we continue to deliver for third parties.

PTVS had several notable milestones this period, including a limited series order for The Corrections at Netflix and a third-season renewal of Cross for Prime Video. Meanwhile, we are also producing a 2026 slate of new series that includes Ride or Die, the Reacher spinoff Neagley for Prime Video; 12 12 12, Brothers and Neuromancer for Apple TV; and Hollywood Arts for Netflix. In addition, we have new seasons of established series such as Reacher, XO, Kitty, Foundation, and Emily in Paris.

CBS Studios—including BET Studios and Nickelodeon Animation Studios—complements this with a portfolio of more than 60 active series across broadcast and streaming, spanning major franchises, new entries, and a broad mix of premium, daytime and family programming.

Alongside selling our content, we will continue to invest in acquiring films and series from third-party producers around the world, supporting top creative talent and distinctive storytelling, including local market productions that resonate with audiences and drive global subscriber engagement.

TV Media
Our broadcast and linear television business remains a powerful engine of reach, relevance and cash flow. CBS currently has 13 of the top 20 primetime series, including the #1 news program 60 Minutes, as well as all four of the top new series, Marshals, Sheriff Country, CIA and Boston Blue—an achievement no broadcast network has delivered since the early 1990s. We also expect CBS to continue its streak as the #1 in daytime for its 40th consecutive season.

Beyond its broadcast leadership, CBS continues to be a major driver for Paramount+, with CBS titles accounting for 10 of the top 20 series in time spent on the service during the broadcast season. New CBS series are breaking through immediately on streaming, with first-year shows Marshals, Sheriff Country and CIA generating roughly 40% of their audience from Paramount+.

Looking ahead, CBS enters the 2026-27 season with a schedule that is creatively strong and financially disciplined and built for long-term value—anchored by a strong slate of 19 returning series, continued franchise expansion that includes NCIS: New York, and new original concepts like Einstein, Cupertino and Eternally Yours.

Our Sports business also continues to perform strongly, delivering robust viewership across the PGA TOUR—highlighted by CBS’ most-watched final round of the Masters in over a decade—and the NCAA Division I Men’s Basketball Tournament, where CBS Sports, along with TNT Sports, generated the second-most watched March Madness since 1994.

Building on this momentum, we recently announced a new long-term partnership with the WNBA and CBS Sports that will significantly expand our women’s sports offering. Under this agreement, CBS Sports will broadcast up to 20 regular-season games annually across the CBS Television Network and Paramount+, starting this season—the most WNBA games carried on broadcast television by any network. We're committed to investing in premium live sports, and this positions us to capture the growing audience and cultural momentum surrounding women’s basketball.

Driving Efficiency and Optimizing Investment Enterprise-wide
Our transformation program is ahead of schedule. Against our third North Star priority—driving enterprise-wide efficiency with a focus on long-term free cash flow—we have more than $2.5 billion in run-rate efficiencies on track for realization by year-end and expect to deliver at least $3 billion in efficiencies through 2027.

As we’ve previously shared, one of our four major transformation workstreams is to make technology a core competency of the company. We are transforming Paramount into a tech-enabled media company by unifying our platforms, data, and workflows across the business. This shift is already breaking down silos, increasing discipline, and enabling us to move faster with greater precision. From the rollout of our agentic data warehouse, which is simplifying how teams access and act on data, to the rapid scaling of AI-powered development tools, we are building durable internal capabilities that enhance both speed and quality. Today, nearly 80% of our engineering organization has adopted code-assist technologies, driving meaningful gains in productivity and product quality within the same development cycles, significantly reducing failure rates, and cutting approval times by more than half.

The examples above are just a snapshot of the progress underway, alongside newer initiatives designed to drive engagement and unlock future monetization opportunities. These include expanding into new content formats and interactive features on Paramount+, such as the launch of clips on the Paramount+ mobile app with plans to add gaming, live stats and polling. We’ll also enhance content discovery on Pluto TV through automated carousels, Content Spotlight units, curated collections, and Top 10 experiences. Together, these efforts demonstrate steady, disciplined progress toward a more innovative, efficient and technology-driven Paramount.

One of our core areas of focus has been strengthening our advertising business. We have moved quickly to restructure our go-to-market approach, rebuild our team, and invest in the capabilities required to compete in an increasingly digital, performance-driven environment. We consolidated our national sales organization into a single, client-centric structure under unified leadership, formally launched Paramount Media Labs—connecting our IP with brand marketers through more integrated and immersive experiences, and added new talent from leading digital platforms including Amazon, The Trade Desk, Google, Hulu, and Roku, reflecting a deliberate effort to deepen and broaden our expertise.

At the same time, we are accelerating investment in ad technology, including Precision+, our AI-powered targeting and optimization product, and we are making continued progress in ad serving, CRM unification, and yield management. These efforts are beginning to translate into results: Paramount+ advertising revenue remains strong, digital monetization is improving sequentially across the portfolio, and our programmatic demand pipeline heading into Q2 is encouraging.

Additionally, at the beginning of Q2 we brought our first divisions in the company live onto Oracle Fusion, and we plan to have the entire organization on one, unified ERP system by early next year.

Q1 Results and Q2 and 2026 Outlook
A summary and discussion of Q1 results and our Q2 and 2026 outlook are below. As we have previously noted, we are reporting our Q1'26 results under a new segment structure—including our reorganization across DTC, Studios, and TV Media and segment expense allocations. Recast financials for prior periods are reflected in the table below and also available on our IR website and were previously disclosed via an 8-K filing. Additionally, we present periods before (“predecessor”) and after (“successor”) the close of the Skydance Transactions in accordance with the financial reporting requirements for our transaction, further described in the Financial Statement Presentation section in the back of the letter. Additional supplemental information is also available on our IR website.

	Predecessor (1)				Successor			Outlook
In millions, except per				7/1/25 -	8/7/25 -
share amounts	Q1’25		Q2’25	8/6/25	9/30/25	Q4’25	Q1’26	Q2’26	2026

Direct-to-Consumer	$2,151		$2,264	$923	$1,344	$2,309	$2,398
Y/Y Growth (%)							11%
Studios	1,159		1,135	462	738	2,060	1,283
Y/Y Growth (%)							11%
TV Media	3,884		3,454	1,198	2,042	3,799	3,666
Y/Y Growth (%)							(6)%
Eliminations	(2)		(4)	(2)	(3)	(20)	—
Total Revenue	$7,192		$6,849	$2,581	$4,121	$8,148	$7,347	$6,750 - $6,950	$30,000
Y/Y Growth (%)	(6)%		1%			2%	2%	(1%) - 1%	4%
Operating Income (Loss)	$550		$399	$80	$244	$(339)	$616
Operating Margin (%)	7.6%		5.8%	3.1%	5.9%	(4.2)%	8.4%
Net Earnings (Loss)	$152		$57	$(244)	$(13)	$(573)	$168
Diluted EPS (2)	$.22		$.08	$(.36)	$(.01)	$(.52)	$.15

Adjusted EBITDA (3)	$732		$863	$313	$684	$674	$1,161	$900 - $1,000	$3,800
Y/Y Growth (%)	(29)%	(6)%	(6)%			42%	59%	4% - 16%	16%
Adj. EBITDA Margin (%)	10.2%		12.6%	12.1%	16.6%	8.3%	15.8%	13.9%	12.7%

Net Cash Provided by (Used For) Operating Activities	$180		$159	$(175)	$268	$217	$185
Free Cash Flow (3)	$123		$114	$(207)	$222	$101	$96
Shares Outstanding (4)	678		680	675	1,098	1,104	1,118

Paramount+ Revenue	$1,686		$1,771	$709	$1,060	$1,837	$1,974
Y/Y Growth (%)	16%	23%	23%			17%	17%
Paramount+ Subscribers	77.8		76.8		77.9	78.9	79.6
Y/Y Growth (%)	11%		14%			4%	2%
Note: (1) As a result of the new accounting basis established upon the closing of the Skydance Transactions, the GAAP basis for our segment information for the predecessor period is based on our previous segments. To provide information consistent with how management reviews results, the 2025 revenues by segment in each of the predecessor periods presented above reflect amounts recast under the new segment presentation and therefore constitute a non‑GAAP presentation. Reconciliations from the historical segment presentation to the new segment presentation are provided in Supplemental Disclosures Regarding Non‑GAAP Financial Measures. (2) Diluted EPS from continuing operations attributable to Paramount or Paramount Skydance; (3) See Supplemental Disclosures Regarding Non-GAAP Financial Measures (4) Weighted average number of diluted shares outstanding

Q1’26
In Q1, total revenue of $7.3 billion increased 2% versus revenue of $7.2 billion in Q1'25 for the predecessor company, led by growth in DTC and Studios revenues, partially offset by a continued decline in TV Media. Operating income was $616 million (8% margin) including $103 million of transaction-related costs. Adj. EBITDA was $1.2 billion, a 16% margin, and increased 59% year-over-year with outperformance driven by disciplined expense management while we continue to invest for growth across the business. The below discussion by segment includes comparisons to 2025 recast under the new segment presentation2.

Direct-to-Consumer
•DTC revenue increased 11% year-over-year to $2.4 billion, led by Paramount+ revenue growth of 17% year-over-year. Paramount+ revenue growth reflected 14% ARPU 3 growth and 2% subscriber growth. Our underlying subscriber base grew by nearly 2 million, partially offset by the exit of over 1 million international hard bundle subscribers in Q1, in-line with our plan. This impacted reported net adds but improved the quality and economics of our subscriber base.
•DTC adj. EBITDA was $251 million (10% margin) and improved compared to -$4 million in Q1'25, reflecting continued subscription and advertising growth, and including a content expense benefit from reductions in content assets resulting from the change in accounting basis resulting from the Skydance transaction, partially offset by continued content investment.
Studios
•Studios revenue increased 11% year-over-year to $1.3 billion, including strong theatrical performance from Scream 7 and the consolidation of Skydance licensing revenues into Paramount Television Studios.
•Studios adj. EBITDA was $164 million (13% margin), up significantly year-over-year from $82 million in Q1’25, driven by licensing deals in the quarter.
TV Media
•TV Media revenue declined 6% year-over-year to $3.7 billion. Both advertising and affiliate revenue declined 6% year-over-year. Advertising revenue trends included a two percentage point impact from international exits, partially offset by a one percentage point benefit from political advertising in the quarter. Affiliate trends were consistent with continued pay TV subscriber erosion.
•TV Media adj. EBITDA was $1.1 billion, a 29% margin vs a 24% margin for Q1 2025, demonstrating disciplined expense management to more than offset revenue declines.

2 See Supplemental Disclosures Regarding Non‑GAAP Financial Measures.
3 We calculate average revenue per subscriber (“ARPU”) as total Paramount+ revenues during the applicable period divided by the average of Paramount+ subscribers at the beginning and end of the period, further divided by the number of months in the period.

Q2’26
As previously noted in our Q4 letter, we expected total company revenue to be relatively more weighted to the second half of the year, though we now expect profitability will skew slightly towards the first half of the year. In Q2’26, we expect total revenue of $6.75 billion to $6.95 billion or -1% to 1% growth year-over-year versus Q2’25 for the predecessor company, led by DTC revenue growth and, to a lesser degree, an increase in Studios revenue, offset by declines in TV Media. The Q2 revenue growth outlook reflects a difficult comparison to theatrical revenue in Q2’25 with the release of Mission: Impossible—The Final Reckoning as well as decelerating ad revenue including lapping the NCAA Final Four and Championship games in Q2’25. We continue to expect healthy underlying subscriber growth for Paramount+, but similar to Q1, we expect Paramount+ quarter-over-quarter subscribers will be flattish due to the strategic exit of approximately 2 million international hard bundle subscribers.

We expect adj. EBITDA of $0.9 billion to $1.0 billion, or a 13.9% margin at the midpoint, with approximately $75 million of stock-based compensation in the quarter. We expect continued year-over-year improvement in total DTC margin and total profitability in Q2. We anticipate transformation costs of several hundred million in Q2, which will impact our reported free cash flow.

2026
For 2026, we continue to expect total revenue of $30 billion, or 4% growth year-over-year, inclusive of predecessor and successor periods. Our expectations by segment are largely consistent with those we outlined in our Q4’25 letter. We forecast adj. EBITDA of $3.8 billion, or a 12.7% margin. We will balance near-term profitability with reinvestment as we make progress against our $3 billion-plus efficiencies. We continue to expect free cash flow conversion of approximately 5% before roughly $800 million of transformation costs, as previously noted. 2026 is an important year of investment—in business transformation, and in content and technology, which we expect will contribute to our growth in 2027 and beyond. Across segments:

•For DTC, we continue to expect accelerating revenue growth4 across subscription and advertising revenue excluding the impact of Showtime declines. Underlying subscriber growth will be healthy and accelerating year-over-year, though total paid subscribers will only be modestly higher compared to 2025 due to strategic hard bundle exits. We continue to expect to grow our DTC profit in 2026 relative to 2025.
•We expect growth in our new Studios segment driven by accelerating licensing and other revenues, including a full-year impact of legacy Skydance revenue, as well as higher licensing across Paramount Television Studios and CBS Studios. While we saw better-than-expected theatrical performance from Scream 7, we continue to expect significantly lower theatrical revenue year-over-year due to lower average box office revenue per film across more releases in 2026 as we build into our 2027+ slates. We expect Studio segment profitability will increase in 2026 versus 2025.
•In TV Media, we expect continued headwinds to affiliate revenue due to pay TV subscriber declines with some moderation in linear advertising declines versus 2025, including expected political spending in 2026. We expect to have stable-to-improving margins in TV Media.

4 Excluding Paramount+ with Showtime, our premium cable channel, which was previously reported under the TV
Media segment.

Capital Structure & Capital Allocation
We ended the quarter with $1.9 billion in cash and cash equivalents and $15.5 billion in gross debt. Our debt went up in the quarter as we drew $2.15 billion on our revolving credit facility to pay the $2.8 billion termination fee WBD owed to Netflix upon entering into our merger agreement. This amount will be repaid by us from proceeds we will receive from the private placement we entered into in connection with the WBD transaction. This increase in our debt was offset partially as we repaid $347 million of debt maturing early in Q1 with cash on hand. We have $86 million in debt maturing for the remainder of 2026.

Acquiring Warner Bros. Discovery
On February 27, we announced our definitive merger agreement under which Paramount will acquire WBD, which will accelerate our ambition of building a next-generation media and entertainment company.

We’re making great progress on our plan to close the transaction by the end of Q3’26 with a number of important milestones. In April, we announced that a group of select strategic investors were assigned a portion of the $47 billion equity investment. This syndication does not relieve the original equity investors of their contractual commitments made to the company. As detailed in the 8-K, the PIPE subscription price was updated from a fixed $16.02 per share to a market-referenced price at close—floored at $12.00 and capped at $16.02. Additionally, we replaced the previously planned rights offering with a dividend of one 10-year warrant per Class B share, exercisable at the syndication price and expected to trade separately on Nasdaq, which we believe is a greater value to our shareholders than the prior rights offering structure.

Subsequently, we also announced that we successfully secured long-term financing commitments consisting of $5 billion in term loans and a $5 billion revolving credit facility, secured against the assets of the combined company at close. We successfully syndicated the remaining $49 billion of bridge financing to 18 global financial institutions to fund the transaction, which we intend to replace with additional secured debt across the investment grade and high yield markets prior to closing the transaction. Existing Paramount notes will remain in place as unsecured obligations following close.

Most recently, on April 23, WBD shareholders voted to approve the merger agreement, another critical step in our path towards closing. We look forward to closing the transaction in the coming months and sharing future updates as we work to create a company that serves the creative community and consumers.

Closing
The first quarter demonstrated what this company is capable of when strategy, content, and execution align. The WBD transaction, on track for a Q3 close, will amplify that potential significantly and unite two world-class teams. We are building something lasting—and we are just getting started.

Sincerely,

David Ellison
Chairman & CEO
Paramount, a Skydance Corporation

Cautionary Note Concerning Forward-Looking Statements
This letter contains both historical and forward-looking statements, including statements related to our future financial results and performance, potential achievements and transactions (including in connection with our pending merger with Warner Bros. Discovery, Inc.) and their expected benefits, and industry trends and developments. All statements that are not statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements reflect our current expectations concerning future results and events; can generally be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “may,” “could,” “estimate” or other similar words or phrases; and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause our actual results, performance or achievements to be different from any future results, performance or achievements expressed or implied by these statements. These risks, uncertainties and other factors include, among others: risks related to our streaming business; the adverse impact on our advertising revenues as a result of changes in consumer behavior, advertising market conditions and deficiencies in audience measurement; risks related to operating in highly competitive and dynamic industries; the unpredictable nature of consumer behavior, as well as evolving technologies and distribution models; risks related to our decisions to invest in new businesses, products, services and technologies, and the evolution of our business strategy; the potential for loss of carriage or other reduction in or the impact of negotiations for the distribution of our content; damage to our reputation or brands; losses due to asset impairment charges for goodwill, content and long-lived assets, including finite-lived intangible assets; liabilities related to discontinued operations and former businesses; increasing scrutiny of, and evolving expectations for, sustainability initiatives; evolving business continuity, cybersecurity, privacy and data protection and similar risks; challenges in protecting and maintaining our intellectual property rights; domestic and global political, economic and regulatory factors affecting our businesses generally; the inability to hire or retain key employees or secure creative talent; disruptions to our operations as a result of labor disputes; risks and costs associated with the integration of, and our ability to integrate, the businesses of Paramount Global and Skydance Media, LLC successfully and to achieve anticipated synergies; litigation relating to the Skydance Transactions potentially resulting in substantial costs; volatility in the price of our Class B common stock; the effect our dual-class capital structure and the concentrated ownership may have on the price of our Class B common stock or business; risks related to a private sale of a controlling interest in our Company, including that our stockholders may not realize any change of control premium on shares of our Class B common stock and that we may become subject to the control of a presently unknown third party; risks associated with our status as a “controlled company” under Nasdaq rules, including our exemption from certain corporate governance requirements; risks associated with the lack of voting rights of our Class B common stock; risks that anti-takeover provisions in our amended and restated certificate of incorporation (“Charter”) and amended and restated bylaws, and under Delaware law could deter, delay, or prevent a change of control; risks that exclusive forum provisions in our Charter could limit a stockholder’s choice of forum for certain claims and discourage lawsuits against our directors and officers; risks that corporate opportunity provisions in our Charter could permit certain persons to pursue competitive opportunities that might otherwise be available to us; risks associated with our holding company structure, including our dependence on distributions from our subsidiaries to meet our tax obligations and other cash requirements; disruptions the WBD Merger may cause to our and WBD’s business and commercial relationships; the negative impact that a failure to consummate the WBD Merger could have on our business, financial condition, results of operations and stock price; the risk that the WBD Merger may be prevented or delayed or the anticipated benefits reduced if we do not obtain certain regulatory approvals; the risk that the WBD Merger Agreement may be terminated in accordance with its terms, including if any conditions to the closing of the WBD Merger are not satisfied; the risk that litigation relating to the WBD Merger could prevent or delay the closing of the WBD Merger or result in the payment of damages after closing; challenges realizing synergies and other anticipated benefits expected from the WBD Merger, including integrating WBD’s business successfully; risks to our business, financial condition or results of operations as a result of the incurrence of substantial costs and indebtedness in connection with the WBD Merger; risks of reduced ownership and economic interest by our existing stockholders as a result of the WBD Merger; and other factors described in our news releases and filings with the Securities and Exchange Commission, including but not limited to our most recent Annual Report on Form 10-K and our reports on Form 10-Q and Form 8-K. There may be additional risks, uncertainties and factors that we do not currently view as material or that are not necessarily known. The forward-looking statements included in this letter are made only as of the date hereof, and we do not undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Financial Statement Presentation
On August 7, 2025, Paramount Global and Skydance Media, LLC (“Skydance”) became subsidiaries of Paramount Skydance Corporation, pursuant to a transaction agreement entered into on July 7, 2024 (the transactions contemplated by the Transaction Agreement, the “Skydance Transactions”).
As a result of the new accounting basis established for Paramount Global’s net assets upon the closing of the Skydance Transactions, the results of operations and cash flows are not comparable between the Successor and Predecessor periods. Accordingly, our consolidated financial statements within our Form 10-Q for the first quarter of 2026 are presented in two distinct periods. The periods prior to August 7, 2025 include only Paramount Global and are identified as “Predecessor”, and the periods beginning on August 7, 2025 reflect Paramount Skydance Corporation and are identified as “Successor”. The presentation in this letter, the accompanying financial statements, and supplemental disclosures of non-GAAP financial measures also reflect the distinction between the Successor and Predecessor periods.

Refer to Note 1 of our Form 10-Q for the first quarter of 2026 for additional information regarding the new accounting basis established in connection with the Skydance Transactions.

PARAMOUNT SKYDANCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	Successor	Predecessor
	Three Months Ended March 31,	Three Months Ended March 31,
	2026	2025
Revenues	$7,347	$7,192
Costs and expenses:
Operating	4,855	4,961
Selling, general and administrative	1,411	1,543
Depreciation and amortization	362	88
Restructuring and transaction-related items	103	85
Total costs and expenses	6,731	6,677
Gain on dispositions	—	35
Operating income	616	550
Interest expense	(238)	(217)
Interest income	38	38
Other items, net	(24)	(37)
Earnings before income taxes and equity in loss of investee companies	392	334
Provision for income taxes	(155)	(100)
Equity in loss of investee companies, net of tax	(62)	(73)
Net earnings (Parent and noncontrolling interests)	175	161
Net earnings attributable to noncontrolling interests	(7)	(9)
Net earnings attributable to Parent	$168	$152

Basic net earnings per common share attributable to Parent	$.15	$.23

Diluted net earnings per common share attributable to Parent	$.15	$.22

Weighted average number of common shares outstanding:
Basic	1,110	672
Diluted	1,118	678

PARAMOUNT SKYDANCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions, except per share amounts)

	At	At
	March 31, 2026	December 31, 2025
ASSETS
Current Assets:
Cash and cash equivalents	$1,941	$3,274
Receivables, net	6,850	6,615
Programming and other inventory	1,000	1,461
Prepaid expenses and other current assets	1,764	1,970
Total current assets	11,555	13,320
Property and equipment, net	2,205	2,195
Programming and other inventory	15,472	15,028
Goodwill	1,622	1,600
Intangible assets, net	5,954	6,238
Operating lease assets	1,084	1,126
Deferred income tax assets, net	1,241	1,282
Advance consideration for WBD acquisition	2,800	—
Other assets	2,555	2,553
Total Assets	$44,488	$43,342
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$707	$906
Accrued expenses	1,730	2,077
Participants’ share and royalties payable	2,613	2,646
Accrued programming and production costs	1,857	1,832
Deferred revenues	1,354	1,355
Debt	662	433
Other current liabilities	1,580	1,350
Total current liabilities	10,503	10,599
Long-term debt	14,821	13,225
Participants’ share and royalties payable	1,404	1,361
Pension and postretirement benefit obligations	1,178	1,185
Deferred income tax liabilities, net	90	85
Operating lease liabilities	1,112	1,150
Programming obligations	386	400
Other liabilities	2,245	2,450

Commitments and contingencies

Parent stockholders’ equity:
Class A Common Stock, par value $.001 per share; 55 shares authorized; 32 (2026 and 2025) shares issued	—	—
Class B Common Stock, par value $.001 per share; 5,500 shares authorized; 1,086 (2026) and 1,076 (2025) shares issued	1	1
Additional paid-in capital	13,316	13,386
Accumulated deficit	(1,585)	(1,753)
Accumulated other comprehensive income (loss)	(27)	59
Total Parent stockholders’ equity	11,705	11,693
Noncontrolling interests	1,044	1,194
Total Equity	12,749	12,887
Total Liabilities and Equity	$44,488	$43,342

PARAMOUNT SKYDANCE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Successor	Predecessor
	Three Months Ended March 31,	Three Months Ended March 31,
	2026	2025
Operating Activities:
Net earnings (Parent and noncontrolling interests)	$175	$161
Adjustments to reconcile net earnings to net cash flow provided by operating activities:
Depreciation and amortization	362	88
Deferred tax provision	37	45
Stock-based compensation	80	44
Gain on dispositions	—	(35)
Equity in loss of investee companies, net of tax and distributions	64	73
Change in assets and liabilities	(533)	(196)
Net cash flow provided by operating activities	185	180
Investing Activities:
Investments	(92)	(73)
Capital expenditures	(89)	(57)
Advance consideration for WBD acquisition	(2,800)	—
Proceeds from dispositions	11	61
Other investing activities	(6)	—
Net cash flow used for investing activities	(2,976)	(69)
Financing Activities:
Borrowings under credit facility	2,150	—
Repayment of debt	(347)	—
Dividends paid on common stock	(61)	(36)
Payment of payroll taxes in lieu of issuing shares for stock-based compensation	(74)	(26)
Payments to noncontrolling interests	(183)	(77)
Other financing activities	(1)	—
Net cash flow provided by (used for) financing activities	1,484	(139)
Effect of exchange rate changes on cash and cash equivalents	(26)	40
Net (decrease) increase in cash and cash equivalents	(1,333)	12
Cash and cash equivalents at beginning of year	3,274	2,661
Cash and cash equivalents at end of period	$1,941	$2,673

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES
(Unaudited; in millions, except per share amounts)
In the first quarter of 2026 we transitioned our non-GAAP profitability measure from Adjusted operating income before depreciation and amortization (Adjusted OIBDA) to Adjusted EBITDA, which we define as net earnings (loss) attributable to parent before interest expense and income; (provision for) benefit from income taxes; other items; equity in earnings (loss) of investee companies, net of tax; and depreciation and amortization, adjusted to exclude stock-based compensation expense and certain items identified as affecting comparability that are not part of our normal operations. This change was made to align with how management began measuring the Company’s ongoing operating performance in 2026. While both adjusted measures exclude items identified as affecting comparability that are not part of our normal operations, including programming charges, impairment charges, restructuring charges, transaction-related items, other corporate matters, and gain (loss) on dispositions, each where applicable, Adjusted EBITDA, as we define it, also excludes stock-based compensation, which is a noncash expense that management does not consider to be part of our underlying operating performance. Net earnings (loss) attributable to parent is the most directly comparable financial measure in accordance with accounting principles generally accepted in the United States (“U.S. GAAP” or “GAAP”). Adjusted earnings before income taxes, adjusted provision for income taxes, adjusted net earnings attributable to parent, and adjusted diluted EPS are also measures of performance not calculated in accordance with U.S. GAAP (together with Adjusted EBITDA, the “adjusted measures”), and exclude certain items identified as affecting comparability that are not part of our normal operations, including the items described above, as well as gain (loss) from investments and discrete tax items, each where applicable.
We use these adjusted measures to, among other things, evaluate our operating performance. These measures are among the primary measures used by management for planning and forecasting of future periods, and they are important indicators of our operational strength and business performance. In addition, we use Adjusted EBITDA to, among other things, value prospective acquisitions. We believe these measures are relevant and useful for investors because they allow investors to view our performance in a manner consistent with the method used by our management; and because they exclude items that are not representative of our normal operations, they provide a clearer perspective on underlying performance, and make it easier for investors, analysts and peers to compare our operating performance to other companies in the industry and to compare our results across reporting periods.

Because the adjusted measures are measures of performance not calculated in accordance with U.S. GAAP, they should not be considered in isolation of, or as a substitute for, our results as reported under U.S. GAAP, including net earnings (loss), (provision for) benefit from income taxes, net earnings (loss) attributable to Parent, and diluted EPS, as applicable, as indicators of operating performance and undue reliance should not be placed on these adjusted measures. Other companies may define these measures, including Adjusted EBITDA, differently and, as a result, our adjusted measures may not be directly comparable to similarly titled measures of other companies.

We are not able to reconcile forward-looking non-GAAP financial measures because we are unable without unreasonable efforts to accurately estimate the individual adjustments for such reconciliations, as applicable, or to quantify the probable significance of these items at this time.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES (Continued)
(Unaudited; in millions, except per share amounts)

The following tables reconcile the adjusted measures to their most directly comparable financial measures in accordance with U.S. GAAP. The tax impacts on the items identified as affecting comparability in the tables below have been calculated using the tax rate applicable to each item.

	Successor	Predecessor
	Three Months Ended March 31,	Three Months Ended March 31,
	2026	2025
Net earnings attributable to Parent (GAAP)	$168	$152
Net earnings attributable to noncontrolling interests	7	9
Equity in loss of investee companies, net of tax	62	73
Provision for income taxes	155	100
Other items, net	24	37
Interest expense, net	200	179
Gain on dispositions	—	(35)
Transaction-related items (a)	103	20
Restructuring charges (a)	—	65
Stock-based compensation	80	44
Depreciation and amortization	362	88
Adjusted EBITDA (Non-GAAP)	$1,161	$732
(a) See notes on the following tables for additional information on items affecting comparability.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES
(Unaudited; in millions, except per share amounts)

	Successor
	Three Months Ended March 31, 2026
	Earnings Before Income Taxes	Provision for Income Taxes	Net Earnings Attributable to Parent	Diluted EPS
Reported (GAAP)	$392	$(155)	$168	$.15
Items affecting comparability:
Transaction-related items (a)	103	(6)	97	.08
Discrete tax items	—	(4)	(4)	—
Adjusted (Non-GAAP)	$495	$(165)	$261	$.23
(a) Reflects legal, advisory, and other professional fees associated with the planned WBD Merger.

	Predecessor
	Three Months Ended March 31, 2025
	Earnings Before Income Taxes	Provision for Income Taxes	Net Earnings Attributable to Parent	Diluted EPS
Reported (GAAP)	$334	$(100)	$152	$.22
Items affecting comparability:
Restructuring charges (a)	65	(16)	49	.08
Transaction-related items (b)	20	—	20	.03
Gain on dispositions (c)	(35)	2	(33)	(.05)
Discrete tax items	—	7	7	.01
Adjusted (Non-GAAP)	$384	$(107)	$195	$.29
(a) Primarily reflects charges for the impairment of lease assets.
(b) Reflects legal, advisory, and other professional fees relating to the Skydance Transactions.
(c) Principally reflects a gain associated with the disposition of a noncore business.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES (Continued)
(Unaudited; in millions)

Beginning in 2026, we transitioned our reporting structure into three new segments: Studios, Direct-to-Consumer, and TV Media and updated our segment expense allocations to better reflect how we operate and make cost decisions across the business. As a result of the new accounting basis established for Paramount Global’s net assets upon the closing of the Skydance Transactions (see Financial Statement Presentation), the GAAP basis for our segment information for the Predecessor period is based on our previous segments, Filmed Entertainment, Direct-to-Consumer, and TV Media. To provide information consistent with how management reviews results, this letter includes non-GAAP presentations in which the 2025 Predecessor amounts have been recast under the new segment presentation and therefore constitute a non‑GAAP presentation. Reconciliations from the GAAP presentation to this recast non-GAAP presentation are provided on the following pages.

Studios/Filmed Entertainment
Our Studios segment consists of our television and film studio operations, including CBS Studios, Paramount Television Studios, Nickelodeon Animation, Paramount Pictures, Paramount Animation, and Miramax, as well as Skydance Animation, Film, Television, and Interactive/Games, and Paramount Sports Entertainment. For the Predecessor period, our Filmed Entertainment segment was most comparable to our new Studios segment and excluded studio operations related to our TV Media businesses, including CBS Studios and Paramount Television Studios.

Three Months Ended March 31, 2025

	GAAP		Non-GAAP
	Predecessor		Predecessor
	Three Months Ended March 31,		Three Months Ended March 31,
	2025		2025
	Filmed Entertainment	Adjustments (b)	Studios
Theatrical	$148	$—	$148
Licensing and other	476	530	1,006
Advertising	3	2	5
Revenues	627	532	1,159

Content costs	321	417	738
Advertising and marketing	116	1	117
Other	170	52	222
Expenses	607	470	1,077

Adjusted EBITDA/Adjusted OIBDA (a)	$20	$62	$82

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES (Continued)
(Unaudited; in millions)

Three Months Ended June 30, 2025

	GAAP		Non-GAAP
	Predecessor		Predecessor
	Three Months Ended June 30,		Three Months Ended June 30,
	2025		2025
	Filmed Entertainment	Adjustments (b)	Studios
Theatrical	$254	$—	$254
Licensing and other	434	443	877
Advertising	2	2	4
Revenues	690	445	1,135

Content costs	394	343	737
Advertising and marketing	195	5	200
Other	185	44	229
Expenses	774	392	1,166

Adjusted EBITDA/Adjusted OIBDA (a)	$(84)	$53	$(31)

Period from July 1-August 6, 2025

	GAAP		Non-GAAP
	Predecessor		Predecessor
	Period From July 1 - August 6,		Period From July 1 - August 6,
	2025		2025
	Filmed Entertainment	Adjustments (b)	Studios
Theatrical	$73	$—	$73
Licensing and other	202	185	387
Advertising	1	1	2
Revenues	276	186	462

Content costs	131	147	278
Advertising and marketing	106	2	108
Other	75	3	78
Expenses	312	152	464

Adjusted EBITDA/Adjusted OIBDA (a)	$(36)	$34	$(2)
(a) In the first quarter of 2026, we renamed our primary measure of profit and loss for our operating segments from Adjusted OIBDA to Adjusted EBITDA.
(b) Reflects the inclusion of the historical TV Media studio operations and updates to our segment expense allocations to better reflect how we operate and make cost decisions across the business.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES (Continued)
(Unaudited; in millions)

Direct-to-Consumer
Our Direct-to-Consumer segment consists of our portfolio of domestic and international pay and free streaming services, including Paramount+, Pluto TV, and BET+, as well as our domestic premium cable network, Paramount+ with Showtime. For the Predecessor period, the Direct-to-Consumer segment excluded Paramount+ with Showtime.

Three Months Ended March 31, 2025

	GAAP		Non-GAAP
	Predecessor		Predecessor
	Three Months Ended March 31,		Three Months Ended March 31,
	2025		2025
	Direct-to-Consumer	Adjustments (b)	Direct-to-Consumer
Advertising	$473	$—	$473
Affiliate and subscription	1,571	107	1,678
Revenues	2,044	107	2,151

Content costs	1,215	15	1,230
Advertising and marketing	341	18	359
Other	597	(31)	566
Expenses	2,153	2	2,155

Adjusted EBITDA/Adjusted OIBDA (a)	$(109)	$105	$(4)

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES (Continued)
(Unaudited; in millions)

Three Months Ended June 30, 2025

	GAAP		Non-GAAP
	Predecessor		Predecessor
	Three Months Ended June 30,		Three Months Ended June 30,
	2025		2025
	Direct-to-Consumer	Adjustments (b)	Direct-to-Consumer
Advertising	$494	$—	$494
Affiliate and subscription	1,665	104	1,769
Licensing and other	1	—	1
Revenues	2,160	104	2,264

Content costs	1,085	29	1,114
Advertising and marketing	294	11	305
Other	624	(33)	591
Expenses	2,003	7	2,010

Adjusted EBITDA/Adjusted OIBDA (a)	$157	$97	$254

Period from July 1-August 6, 2025

	GAAP		Non-GAAP
	Predecessor		Predecessor
	Period From July 1 - August 6,		Period From July 1 - August 6,
	2025		2025
	Direct-to-Consumer	Adjustments (b)	Direct-to-Consumer
Advertising	$179	$—	$179
Affiliate and subscription	704	40	744
Revenues	883	40	923

Content costs	412	16	428
Advertising and marketing	114	6	120
Other	252	(14)	238
Expenses	778	8	786

Adjusted EBITDA/Adjusted OIBDA (a)	$105	$32	$137
(a) In the first quarter of 2026, we renamed our primary measure of profit and loss for our operating segments from Adjusted OIBDA to Adjusted EBITDA.
(b) Reflects the inclusion of our premium cable channel, Paramount+ with Showtime, which was included in the TV Media segment in 2025, and updates to our segment expense allocations to better reflect how we operate and make cost decisions across the business.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES (Continued)
(Unaudited; in millions)

TV Media
Our TV Media segment consists of our (1) broadcast operations—the CBS Television Network, our domestic broadcast television network; CBS Stations, our owned television stations; and our international free-to-air networks, including Network 10 and Channel 5; (2) domestic basic cable networks, including MTV, Comedy Central, Paramount Network, The Smithsonian Channel, Nickelodeon, BET Media Group, CBS Sports Network, and international extensions of certain of these brands; and (3) CBS Media Ventures, which produces and distributes first-run syndicated programming. TV Media also includes a number of digital properties such as CBS News 24/7 for 24-hour news and CBS Sports HQ for sports news and analysis. For the Predecessor period, the TV Media segment also included television studio operations and the premium cable network, Paramount+ with Showtime.

Three Months Ended March 31, 2025

	GAAP		Non-GAAP
	Predecessor		Predecessor
	Three Months Ended March 31,		Three Months Ended March 31,
	2025		2025
	TV Media	Adjustments (b)	TV Media
Advertising	$2,038	$(2)	$2,036
Affiliate and subscription	1,826	(107)	1,719
Licensing and other	674	(545)	129
Revenues	4,538	(654)	3,884

Content costs	2,343	(447)	1,896
Advertising and marketing	153	(20)	133
Other	1,120	(216)	904
Expenses	3,616	(683)	2,933

Adjusted EBITDA/Adjusted OIBDA (a)	$922	$29	$951

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES (Continued)
(Unaudited; in millions)

Three Months Ended June 30, 2025

	GAAP		Non-GAAP
	Predecessor		Predecessor
	Three Months Ended June 30,		Three Months Ended June 30,
	2025		2025
	TV Media	Adjustments (b)	TV Media
Advertising	$1,657	$(2)	$1,655
Affiliate and subscription	1,780	(104)	1,676
Licensing and other	574	(451)	123
Revenues	4,011	(557)	3,454

Content costs	1,956	(380)	1,576
Advertising and marketing	116	(16)	100
Other	1,076	(210)	866
Expenses	3,148	(606)	2,542

Adjusted EBITDA/Adjusted OIBDA (a)	$863	$49	$912

Period from July 1-August 6, 2025

	GAAP		Non-GAAP
	Predecessor		Predecessor
	Period From July 1 - August 6,		Period From July 1 - August 6,
	2025		2025
	TV Media	Adjustments (b)	TV Media
Advertising	$485	$(1)	$484
Affiliate and subscription	696	(40)	656
Licensing and other	247	(189)	58
Revenues	1,428	(230)	1,198

Content costs	657	(153)	504
Advertising and marketing	59	(7)	52
Other	430	(73)	357
Expenses	1,146	(233)	913

Adjusted EBITDA/Adjusted OIBDA (a)	$282	$3	$285
(a) In the first quarter of 2026, we renamed our primary measure of profit and loss for our operating segments from Adjusted OIBDA to Adjusted EBITDA.
(b) Reflects the transfer of the historical TV Media studio operations to the Studios segment and our premium cable channel, Paramount+ with Showtime, to the Direct-to-Consumer segment, and updates to our segment expense allocations to better reflect how we operate and make cost decisions across the business.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES
(Unaudited; in millions)

Free Cash Flow
Free cash flow is a non-GAAP financial measure. Free cash flow reflects our net cash flow provided by operating activities less capital expenditures. We deduct capital expenditures when we calculate free cash flow because investment in capital expenditures is a use of cash that is directly related to our operations. Our net cash flow provided by operating activities is the most directly comparable U.S. GAAP financial measure.

Management believes free cash flow provides investors with an important perspective on the cash available to us to service debt, pay dividends, make strategic acquisitions and investments, maintain our capital assets, satisfy our tax obligations, and fund ongoing operations and working capital needs. We believe the presentation of free cash flow is relevant and useful for investors because it allows investors to evaluate the cash generated from our underlying operations in a manner similar to the method used by management. Free cash flow is one of the quantitative performance metrics used in determining our annual incentive compensation awards. In addition, free cash flow is a primary measure used externally by our investors, analysts and industry peers for purposes of valuation and comparison of our operating performance to other companies in our industry.

As free cash flow is not a measure calculated in accordance with U.S. GAAP, free cash flow should not be considered in isolation of, or as a substitute for, either net cash flow provided by operating activities as a measure of liquidity or net earnings as a measure of operating performance. Free cash flow, as we calculate it, may not be comparable to similarly titled measures employed by other companies.

The following table presents a reconciliation of our net cash flow provided by operating activities to free cash flow.

	Successor	Predecessor
	Three Months Ended March 31,	Three Months Ended March 31,
	2026	2025
Net cash flow provided by operating activities	$185	$180
Capital expenditures	(89)	(57)
Free cash flow (Non-GAAP)	$96	$123